                                 AMENDMENT NO. 1
                                       TO
                              EMPLOYMENT AGREEMENT


          This Amendment No. 1 to Employment Agreement ("Agreement") is entered into and made effective as of January 27, 1997, by and among Global TeleMedia International, Inc., ("Employer") a Florida corporation, and Roderick A. McClain ("Employee").


                                 R E C I T A L S

          WHEREAS, Employer and Employee have entered into a certain Employment Agreement, dated as of May 15, 1995, and Employer and Employee desire to enter into this Agreement in order to restate such Employment Agreement in its entirety, as set forth below;

          WHEREAS, Employer is desirous of hiring Employee as one of its key employees;

          WHEREAS, Employee is willing to accept employment as an employee of Employer; and

          WHEREAS, the parties hereto desire to delineate the responsibilities of Employee and the expectations of Employer;

          NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and obligations herein contained, the parties hereto agree as follows:

                                    AGREEMENT

          1. EMPLOYMENT. Employer hereby employs Employee, and Employee hereby accepts employment with Employer, upon the terms and conditions set forth in this Agreement.

          2. TERM OF EMPLOYMENT. The employment of Employee pursuant to the terms of this Agreement shall commence as of May 15, 1995, and shall continue for a period of ten (10) years, unless sooner terminated pursuant to the provisions hereof; PROVIDED, HOWEVER, that this Agreement shall, unless earlier terminated, as of the fifteenth of each month of the term of this Agreement, be automatically extended for an additional month.

          3.  DUTIES.

          3.1. BASIC DUTIES. Subject to the direction and control of the Board of Directors of Employer, Employee shall serve as the President and Chief Executive Officer of Employer and shall fulfill all duties and obligations of such office.



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          3.2.  OTHER DUTIES OF EMPLOYEE.  In addition to the foregoing,
Employee shall perform such other or different duties related to those set forth in Paragraph 3.1 as may be assigned to him from time to time by Employer; PROVIDED, HOWEVER, that any such additional assignment shall be at a level of responsibility commensurate with that set forth in Paragraph 3.1 and PROVIDED, FURTHER, that Employee may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or entities that in the judgment of Employer will not present any conflict of interest with Employer or any of its operations or adversely affect the performance of Employee's duties pursuant to this Agreement.

          3.3. TIME DEVOTED TO EMPLOYMENT. Employee shall devote his full time to the business of Employer during the term of this Agreement to fulfill his obligations hereunder.

          3.4. PLACE OF PERFORMANCE OF DUTIES. The services of Employee shall be performed at Employer's place of business and at such other locations as shall be designated from time to time by Employer.

4. COMPENSATION AND METHOD OF PAYMENT.

     4.1 TOTAL COMPENSATION. As compensation under this Agreement, Employer shall pay and Employee shall accept the following:

     (1) For each year of this Agreement, measured from the effective date hereof, base compensation of one hundred twenty-five thousand dollars ($125,000), increased annually by ten percent (10%) per year, plus such additional increases as may be approved from time to time by the Board of Directors of Employer. All such increases shall be effective as of the beginning of such calendar year in which the increase becomes effective pursuant to the terms hereof or is approved by the Board of Directors, as the case may be. Such adjustments may be based on the performance of Employer, the value of Employee to Employer or any other factors considered relevant by Employer.

     (2) For each year:

          (i) an income performance based bonus ("Income Performance Bonus"), payable quarterly, of seven and one half percent (7 1/2%) of Employer's net income before income taxes;

          (ii) a revenue performance based bonus ("Revenue Performance Bonus"), payable monthly, of ten thousand (10,000) shares of Employer's Common Stock for each increment of two hundred and fifty thousand dollars ($250,000) by which Employer's gross monthly revenues exceed those of the prior month. The base for purposes of calculation of the increments hereunder shall be four hundred fifty thousand dollars ($450,000). For purposes of this subsection, "gross monthly


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          revenues" shall mean "gross income" as defined in regulations promulgated under the Internal Revenue Code of 1986, as amended.

          (iii) one thousand (1000) shares of a class of convertible preferred stock to be authorized by the Company, subject to terms of such class of preferred stock as are agreed to by the parties hereto plus any other bonus, supplemental or incentive compensation ("Additional Bonus") as may be approved by the Board of Directors.

     For purposes of Subsection 4.1(2) of this Agreement, the Revenue Performance Bonus, the Financing Bonus and the Additional Bonus are referred to collectively as "Incentive Compensation," and all references to Employer for purposes of measuring the amount of any bonus to be awards hereunder shall mean Employer and all of its wholly-owned subsidiaries.

     (3) Reimbursement of such discretionary expenses as are reasonable and necessary, in the judgment of the Board of Directors, for Employee's performance of his responsibilities under this Agreement.

     (4) Nonqualified options to acquire up to 1,600,000 shares of the Company's Common Stock at an exercise price of $0.41 per share, subject to the terms of such options as set forth in the Stock Option Agreement attached hereto as Exhibit "A".

     (5) Participation in Employer's employee fringe benefit programs in effect from time to time for employees at comparable levels of responsibility. Participation will be in accordance with any applicable policies adopted by Employer. Employee shall be entitled to vacations, absences for illness, and to similar benefits of employment, and shall be subject to such policies and procedures as may be adopted by Employer. Without limiting the generality of the foregoing, it is initially anticipated that such benefits of employment shall include four (4) weeks' vacation during each 12-month period of employment with Employer (which shall accrue monthly on a PRO RATA basis and which shall be carried forward for a period not to exceed three (3) years and otherwise in accordance with Employer's policies); major medical and health insurance; life and disability insurance; and stock option plans for employees and members of the Board of Directors. Employer further agrees that in the event it offers disability insurance to its employees, Employer shall arrange for Employee to be covered by similar insurance.

     (6) In addition, Employee shall be entitled to: (a) a car allowance of $1,000 per month, (b) a club membership expense allowance of $850 per month, (c) the reasonable cost of premiums for a whole life insurance policy with a death benefit of one million dollars ($1,000,000), and (d) if for any reason Employee shall not be covered by a health insurance policy of Employer, a medical insurance coverage expense allowance of $800 per month.


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     (7)  In the event of a Change of Control of Employer (as such term is defined in Section 4.3(2)(c) hereof), Employee shall be entitled to receive the balance of the unpaid base compensation ("Unpaid Base Compensation") which would otherwise be payable to Employee during the remainder of the term of this Agreement pursuant to Section 4.1(1) hereof within thirty (30) days of the date of such Change of Control and any and all options granted to Employee pursuant to Section 4.1(4) hereof and otherwise shall vest immediately upon the date of such Change of Control; PROVIDED, HOWEVER, in the event of such Change of Control of Employer, the term of this Agreement shall automatically be extended to a period of five (5) years from the date of such Change of Control of Employer for purposes of this Section 4.1(7).

     4.2 PAYMENT OF COMPENSATION. Employer shall pay the compensation provided for in Section 4.1 hereof as follows:

     (1) Employer shall pay the base compensation in cash in twenty-four equal installments or in accordance with Employer's payroll practices for all its employees, but in no event less frequently than monthly.

     (2) Employer shall pay all Incentive Compensation in cash or in securities ("Securities") issued by Employer, which shall be at the sole election of Employee, to a Deferred Compensation Trust, to be established by Employer in the form provided in Exhibit "B" hereto. With respect to each year, Employee shall, on or before the beginning of such year, inform Employer in writing of the percentage of Incentive Compensation which shall be paid in cash and of the percentage thereof which shall be paid in Securities to the Deferred Compensation Trust.

     (3) Employer shall pay in cash the reimbursement of such discretionary expenses provided in Section 4.1(3) hereof.

     4.3 AMOUNTS PAID TO THE DEFERRED COMPENSATION TRUST

     (1) The amount of Incentive Compensation paid by the Company to the Deferred Compensation Trust may not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of Employee or his beneficiaries, and Employee has only the status of a general unsecured creditor of the Company as to the amounts of Incentive Compensation paid pursuant to this Agreement.

     (2) The total of Incentive Compensation paid to the Deferred Compensation Trust pursuant to this Agreement will be distributed to Employee therefrom in a lump sum on the occurrence of the earliest of the following:

          (a) Employee's termination of service because of death, disability, or termination of employment;


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          (b) Employee's attainment of the age of sixty-five (65) years; or

          (c) A Change of Control of Employer. For all purposes of this Agreement, a "Change of Control" shall mean: (i) the acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d), or any comparable successor provisions, of the Securities Exchange Act of 1934 (the "Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of at least twenty-five percent (25%) of either the outstanding shares of common stock or the combined voting power of Employer's then outstanding voting securities entitled to vote generally, or (ii) the approval by the stockholders of Employer of a reorganization, merger or consolidation, in which persons who were stockholders of Employer immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own or control more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the surviving corporation of such reorganization merger or consolidation, or a liquidation or dissolution of Employer or of the sale of all or substantially all of Employer's assets, or (iii) in the event Employer terminates Employee pursuant to this Agreement for any reason other than the occurrence of any of the events set forth in Sections 5.2(2),(3),(4),(6), (7) or (9) hereof, or (iv) in the event any person shall be elected by the stockholders of Employer to the Board of Directors of Employer who shall not have been nominated for election by a majority of the Board of Directors of Employer or any duly appointed committee thereof.



          5.  TERMINATION OF AGREEMENT.

          5.1. BY NOTICE. This Agreement, and the employment of Employee hereunder, may be terminated by Employee or Employer upon ninety (90) days' written notice of termination; PROVIDED, HOWEVER, in the event Employer terminates this Agreement for any reason other than the occurrence of any of the events set forth in Sections 5.2 (2), (3), (4), (6), (7) or (9), and subject to
Section 4.1(7) hereof, Employee shall be entitled to receive the balance of the unpaid base salary which would otherwise be payable to Employer during the remainder of the term of this Agreement pursuant to Sections 4.1(1) and 4.1(6) hereof within thirty (30) days after such ninety (90) day notice period.

          5.2. OTHER TERMINATION. This Agreement, and the employment of Employee hereunder, shall terminate immediately upon the occurrence of any one of the following events:

          (1)  The death or mental or physical incapacity of Employee.


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          (2)  The loss by Employee of legal capacity (other than as described in Section 5.2(1) hereof).

          (3) The failure by Employee to devote substantially all of his available professional time to the business of Employer or the wilful and habitual neglect of duties.

          (4) The willful engaging by Employee in an act of dishonesty constituting a felony under the laws of the state in which Employer's principal place of business is located, resulting or intending to result in gain or personal enrichment at the expense of Employer or to the detriment of Employer's business and to which Employee is not legally entitled.

          (5) The continued incapacity in excess of one hundred eighty (180) days on the part of Employee to perform his duties, unless waived by Employer.

          (6)  The mutual written agreement of Employee and Employer.

          (7)  The expiration of the term of this Agreement.

          (8) The involuntary termination of Employee as a director of Employer.

          (9)  Employee's breach of this Agreement.

          5.3 EFFECT OF TERMINATION BY REASON OF DEATH OR INCAPACITY. In the event of the termination of Employee's employment pursuant to Sections 5.2(1) or
(5) of this Agreement prior to the completion of the term of employment specified herein, and subject to Section 4.1(7) hereof, Employee shall be entitled to receive the balance of the unpaid compensation (including any Incentive Compensation pursuant to Section 4.4 hereof) which is not covered by disability or other insurance and which would otherwise be payable to Employee during the term of this Agreement pursuant to Section 4.1(1) hereof within 60 days after such termination.

          5.4. REMEDIES. No termination of the employment of Employee pursuant to the terms of this Agreement shall prejudice any other remedy to which any party to this Agreement may be entitled either at law, in equity, or under this Agreement.

          6.   PROPERTY RIGHTS AND OBLIGATIONS OF EMPLOYEE.

          6.1. TRADE SECRETS. For purposes of this Agreement, "trade secrets" shall include without limitation any and all financial, cost and pricing information and any and all information contained in any drawings, designs, plans, proposals, customer lists, records of any kind, data, formulas, specifications, concepts or ideas, where such information is reasonably related to the


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business of Employer and has not previously been publicly released by duly authorized representatives of Employer or Parent or otherwise lawfully entered the public domain.

          6.2. PRESERVATION OF TRADE SECRETS. Employee will preserve as confidential all trade secrets pertaining to Employer's business that have been or may be obtained or learned by him by reason of his employment or otherwise. Employee will not, without the written consent of Employer, either use for his own benefit or purposes or disclose or permit disclosure to any third parties, either during the term of his employment hereunder or thereafter (except as required in fulfilling the duties of his employment), any trade secret connected with the business of Employer.

          6.3. TRADE SECRETS OF OTHERS. Employee agrees that he will not disclose to Employer or induce Employer to use any trade secrets belonging to any third party.

          6.4. PROPERTY OF EMPLOYER. Employee agrees that all documents, reports, files, analyses, drawings, designs, tools, equipment, plans (including, without limitation, marketing and sales plans), proposals, customer lists, computer software or hardware, and similar materials that are made by him or come into his possession by reason of his employment with Employer are the property of Employer and shall not be used by him in any way adverse to Employer's interests. Employee will not allow any such documents or things, or any copies, reproductions or summaries thereof to be delivered to or used by any third party without the specific consent of Employer. Employee agrees to deliver to the Board of Directors of Employer or its designee, upon demand, and in any event upon the termination of Employee's employment, all of such documents and things which are in Employee's possession or under his control.

          6.5 NONCOMPETITION BY EMPLOYEE. During the term of this Agreement, and for a period of one (1) year following the termination of this Agreement, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, principal stockholder, corporate officer, director, or in any other individual or representative capacity: (i) engage or participate in any business that is in competition in any manner with the business of Employer; (ii) divert, take away or attempt to divert or take away (and during the one year period, call on or solicit) any of Employer's clients within the United States. For purposes of this Agreement, the term "Employer's clients" shall mean clients who had a business relationship with Employer prior to Employee's employment with Employer and those who develop a business relationship with Employer, during Employee's employment with Employer; (iii) undertake planning for or organization of any business within the United States or in any other country in which Employer is engaged in business activity competitive with Employer's business within the United States or in any other country in which Employer is engaged in business or combine or conspire with employees or other representative of Employer's business within the United States or in any other country in which Employer is engaged in business for the purpose of organizing any such competitive activity within the United States or in any other country in which Employer is engaged in business; or (iv) induce or influence (or seek to induce or influence) any person who is engaged, as an employee, agent, independent contractor or


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otherwise by Employer within the United States or in any other country in which
Employer is engaged in business to terminate his or her employment or engagement.

          6.6 SURVIVAL PROVISIONS AND CERTAIN REMEDIES. Unless otherwise agreed to in writing between the parties hereto, the provisions of this Section 6 shall survive the termination of this Agreement. The covenants in this
Section 6 shall be construed as separate covenants and to the extent any covenant shall be judicially unenforceable, it shall not affect the enforcement of any other covenant. In the event Employee breaches any of the provisions of this Section 6, Employee agrees that Employer shall be entitled to injunctive relief in addition to any other remedy to which Employer may be entitled.






          7.   GENERAL PROVISIONS.

          7.1. NOTICES. Any notices or other communications required or permitted to be given hereunder shall be given sufficiently only if in writing and served personally or sent by certified mail, postage prepaid and return receipt requested, addressed as follows:

If to Employer:          Global TeleMedia International, Inc.
                                1121 Alderman Drive
                                Suite 200
                                Alpharetta, Georgia 30202
                                Attn: Herbert Perman
                                Tel: 800-775-0436
                                Fax: 770-667-7896

If to Employee:          Roderick A. McClain
                                9265 Prestwick Club Drive
                                Duluth, Georgia 30136
                                Tel: 800-775-0436
                                Fax: 770-667-7896

However, either party may change his/its address for purposes of this Agreement by giving written notice of such change to the other party in accordance with this Paragraph 7.1. Notices delivered personally shall be deemed effective as of the day delivered and notices delivered by mail shall be deemed effective as of three days after mailing (excluding weekends and federal holidays).

          7.2. CHOICE OF LAW AND FORUM. Except as expressly provided otherwise in this Agreement, this Agreement shall be governed by and construed in accordance with the laws of


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the State of Georgia.  The parties agree that any dispute arising under this
Agreement, whether during the term of this Agreement or at any subsequent time, shall be resolved exclusively in the courts of the State of Georgia and the parties hereby submit to the jurisdiction of such courts for all purposes provided herein and appoint the Secretary of State of the State of Georgia as agent for service of process for all purposes provided herein.

          7.3. ENTIRE AGREEMENT; MODIFICATION AND WAIVER. This Agreement supersedes any and all other agreements, whether oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all covenants and agreements between the parties relating to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or written, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement shall be effective only if it is in writing signed by the party to be charged. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

          7.4. ASSIGNMENT. Because of the personal nature of the services to be rendered hereunder, this Agreement may not be assigned in whole or in part by Employee without the prior written consent of Employer. However, subject to the foregoing limitation, this Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns.

          7.5. SEVERABILITY. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable, or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering any such provision inoperative, unenforceable, or invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

          7.6  CORPORATE AUTHORITY.   Employer represents and warrants as of the
date hereof that Employer's execution and delivery of this Agreement to Employee and the carrying out of the provisions hereof have been duly authorized by Employer's Board of Directors and authorized by Employer's shareholders and further represents and warrants that neither the execution and delivery of this Agreement, nor the compliance with the terms and provisions thereof by Employer will result in the breach of any state regulation, administrative or court order, nor will such compliance conflict with, or result in the breach of, any of the terms or conditions of Employer's Articles of Incorporation or Bylaws, as amended, or any agreement or other instrument to which Employer is a party, or by which Employer is or may be bound, or constitute an event of default thereunder, or with the lapse of time or the giving of notice or both constitute an event of default thereunder.


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          7.7.  ATTORNEYS' FEES.  In any action at law or in equity to enforce or construe any provisions or rights under this Agreement, the unsuccessful party or parties to such litigation, as determined by the courts pursuant to a final judgment or decree, shall pay the successful party or parties all costs, expenses, and reasonable attorneys' fees incurred by such successful party or parties (including, without limitation, such costs, expenses, and fees on any appeals), and if such successful party or parties shall recover judgment in any such action or proceedings, such costs, expenses, and attorneys' fees shall be included as part of such judgment.

          7.8. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          7.9. HEADINGS AND CAPTIONS. Headings and captions are included for purposes of convenience only and are not a part hereof.

          7.10. CONSULTATION WITH COUNSEL. Employee acknowledges that he has had the opportunity to consult with counsel independent of Employer or Employer's counsel, Matthias & Berg LLP, regarding the entering into of this Agreement and has done so to the extent he sees fit.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written above at Alpharetta, Georgia.


                              "Employer"

                              Global TeleMedia International, Inc.,
               a Florida corporation



                              By: /s/ Herbert S. Perman
                                  --------------------------
                                  Herbert S. Perman
                                  Chief Financial Officer


                              "Employee"



                              /s/ Roderick A. McClain
                              ------------------------
                              Roderick A. McClain


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